Seal & Beers, CPAs
Certified Public Accountants
PCOB Registered Auditors - www.sealebeers.com

October 17, 2016

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 9, 2016 of Bollente Companies, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada